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                                                                    EXHIBIT 10.6



STATE OF NORTH CAROLINA
                                                            SEPARATION AGREEMENT
COUNTY OF MECKLENBURG


         THIS SEPARATION AGREEMENT (this "Agreement") is entered into as of the 30th day of November, 2001 (the "Date of this Agreement") by and between OAKWOOD HOMES CORPORATION, a North Carolina corporation (the "Company"), and DUANE D. DAGGETT ("Employee").

                              STATEMENT OF PURPOSE

         Employee was employed by the Company in the position of Chief Executive Officer until July 24, 2001. From July 24, 2001 through November 30, 2001, the Company continued to employ Employee to allow for orderly transition of his duties and responsibilities. During such period of continued employment, Employee devoted his best efforts to the performance of such duties as were directed by the successor Chief Executive Officer, the Chairman of the Board of Directors or their designees.

         The parties hereto wish to terminate their relationship under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the Statement of Purpose and the terms and provisions of this Agreement, the parties hereto mutually agree as follows:

         1. RESIGNATION FROM EMPLOYMENT. Employee hereby confirms his resignation, effective as of November 30, 2001, from his employment with the Company and from all offices, committees and positions he held with the Company and any affiliated and associated companies and entities (collectively, "Affiliates"), other than as a member of the Company's Board of Directors and as a member of its Executive Committee. If requested by the Company, Employee will execute any additional resignation letters, forms or other documents which acknowledge his resignation from such employment, positions, committees and offices.

         2.       PAYMENTS BY THE COMPANY.

                  (a) The parties acknowledge and agree that the Company has paid or provided Employee with all compensation and benefits (excluding bonus but including reimbursement of customary business expenses, pursuant to applicable Company policies) to which Employee was otherwise entitled as an employee of the Company, at Employee's then-current rate and status, through November 30, 2001, including any accrued but unpaid vacation pay, in accordance with the Company's generally applicable policies and procedures. Employee agrees that he is not entitled to receive, and will not receive, any additional compensation or benefits of any kind from the Company, except as expressly set forth in this Agreement.

                  (b) As payment for Employee's bonus for the fiscal year ended September 30, 2001 and as a special separation benefit, the Company agrees to pay Employee a lump sum cash payment (the "Separation Payment") in the amount of $500,000 payable on January 2, 2002. The parties acknowledge

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and agree that the Separation Payment constitutes a special separation benefit to which Employee would not otherwise be entitled absent this Agreement.

                  (c) From the date of Employee's termination of employment until December 31, 2004, the Company shall continue to provide Employee with health care coverage for Employee. Employee acknowledges that such coverage shall be secondary to Medicare. The Company in its discretion may elect to provide such coverage through any fully insured product it may select, in which case Employee shall cooperate with the Company as reasonably necessary for the Company to obtain such coverage. Employee acknowledges that such coverage shall be in lieu of any continuation coverage otherwise required by the "COBRA" provision of federal law.

                  (d) The parties acknowledge that the Company has maintained and paid applicable premiums on a term life insurance policy for Employee, providing life insurance coverage on Employee's behalf in the amount of $300,000. The Company agrees to continue to pay the applicable premiums on the life insurance policy as necessary to keep it in effect from the Effective Date of this Agreement through December 31, 2004.

                  (e) Employee and the Company hereby agree that all stock options, stock appreciation rights (SAR's) and any other equity-linked benefits granted to Employee prior to the Date of this Agreement (including without limitation stock options to purchase shares of the Company's common stock in the amounts of 24,000 shares and 12,000 shares at per share exercise prices of $3.15 and $7.05, respectively, and an SAR granted at $15.94 per share with respect to 5,000 shares of the Company's common stock (as adjusted in each case for the one-for-five reverse stock split effected in June 2001)) are hereby cancelled and terminated in all respects; and in lieu thereof the Company agrees to pay Employee the cash amounts calculated as follows:

                           (i)      24,000 shares multiplied by the excess, if
any, of the Average Market Value (as defined below) over $3.15 per share, with such Average Market Value determined as of December 31, 2004 (the "12/31/04 Market Value").

                           (ii)     12,000 shares multiplied by the excess, if
any, of the 12/31/04 Market Value over $7.05 per share.

                           (iii)    5,000 shares multiplied by the excess, if
any, of the Average Market Value over $15.94 per share, with such Average Market Value determined as of July 31, 2002.

                           (iv)     For purposes of calculating and paying the
amounts due under subparagraphs (i) - (iii) above, Average Market Value shall mean the average Fair Market Value (as defined in the Company's Key Employee Stock Plan) calculated for the 15 trading days ending on and including the respective determination date, and payment of each such amount shall be made within 30 calendar days of the respective determination date therefor. The right to payment provided in this Paragraph (e) may not be transferred, pledged or assigned other than by will or by the laws of descent and distribution. In the event of a stock split, stock dividend or a combination of the outstanding shares of the Company's common stock, appropriate adjustments shall be made to the share numbers and per share prices specified in subparagraphs (i) - (iii) above. In the event of a sale of substantially all of the assets of the Company, a merger or consolidation of the Company or a transaction that would result in the Company's common stock no longer being registered under the Securities Exchange Act of 1934, the rights to payment under subparagraphs (i) - (iii) shall be treated on a basis comparable to the basis on

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which stock options and stock appreciation rights then held by the Company's senior executives are treated in such transaction.

         3. EMPLOYMENT TAXES AND WITHHOLDINGS. Employee acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, required to be so deducted or withheld under applicable law.

         4. RELEASE OF THE COMPANY. Employee, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company and its Affiliates, each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, successors and assigns, of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Employee now has or may have by reason of any thing occurring, done or omitted to be done as of or prior to the Date of this Agreement, including, but not limited to, (i) any and all claims related to his employment with the Company and the termination of same, (ii) any and all claims for additional compensation, bonus or benefits other than the compensation and benefits set forth in this Agreement and (iii) any and all claims relating to employment practices or policies of the Company; provided, however, this release shall not apply to any claims which Employee may have for the payments or benefits expressly provided for Employee or otherwise specifically contemplated in this Agreement to be paid or provided to Employee.

         5. PROVISIONS RELATING TO ADEA RELEASE. Employee represents to Company that he is aware, understands and agrees that:

                  (a) he is voluntarily entering into and signing this Agreement;

                  (b) the claims waived, released and discharged in Paragraph 4 of this Agreement include any and all claims Employee has or may have arising out of or related to his employment with Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act (the "ADEA");

                  (c) those claims waived, released and discharged in Paragraph 4 do not include, and Employee is not waiving, releasing or discharging, any claims that may arise after the Date of this Agreement;

                  (d) the payments and benefits (including but not limited to the Separation Payment) provided or to be provided Employee pursuant to the provisions of Paragraph 2 above constitute consideration that Employee was not entitled to receive before the Date of this Agreement;

                  (e) Employee was given twenty-one (21) days within which to consider this Agreement;

                  (f) Employee had and has the right to consult with an attorney regarding this Agreement before the Date of this Agreement;

                  (g) Employee may revoke this Agreement at any time within seven (7) days after the day he signs this Agreement (that is, at any time within seven (7) days after the Date of this Agreement), and this document will not become effective or enforceable until the eighth day after the Date of this Agreement (the "Effective Date of this Agreement"), on which day this Agreement will automatically become effective and enforceable unless previously revoked within that seven-day period; and

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                  (h)      EMPLOYEE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY
UNDERSTANDS EACH AND EVERY TERM.

         7. APPLICABLE LAW. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina.

         8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, executors and administrators.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal, all as of the day and year first above written.


                                     OAKWOOD HOMES CORPORATION


                                     By:   /s/ Myles E. Standish
                                           ------------------------------
                                           Name:  Myles E. Standish
                                           Title: Chief Executive Officer



                                     EMPLOYEE

                                     /s/ Duane D. Daggett                 [SEAL]
                                     -------------------------------------
                                     Duane D. Daggett